Exhibit 2.1





                     ASSET PURCHASE AGREEMENT



                           dated as of


                        December 15, 1995


                             between




                     CINCINNATI MILACRON INC.


                               and


                       TRINOVA CORPORATION

                           TABLE OF CONTENTS


                                                            Page


                               ARTICLE I

                 Purchase and Sale of Acquired Assets

SECTION 1.1   Purchase and Sale............................  1
SECTION 1.2   Acquired Assets and Excluded
                 Assets....................................  2
SECTION 1.3   Assumption of Certain Liabilities............  3
SECTION 1.4   Purchase Price...............................  7
SECTION 1.5   Purchase Price Adjustments...................  8
SECTION 1.6   Allocation of Purchase Price................. 10
SECTION 1.7   Power of Attorney, etc....................... 11


                              ARTICLE II

                              The Closing

SECTION 2.1   Closing...................................... 12
SECTION 2.2   Transactions To Be Effected at
                 the Closing............................... 12


                              ARTICLE III

                    Representations and Warranties

SECTION 3.1   Representations and Warranties of
                 Seller.................................... 13
SECTION 3.2   Representations and Warranties of
                 Purchaser................................. 23


                              ARTICLE IV

                               Covenants

SECTION 4.1   Conduct of Transferred Business.............. 25
SECTION 4.2   Access to Information........................ 26
SECTION 4.3   Confidentiality.............................. 26
SECTION 4.4   Legal Requirements........................... 27
SECTION 4.5   Noncompetition............................... 27

SECTION 4.6   Agreement Regarding Non-
                 Assignable Contracts...................... 28
SECTION 4.7   Transfer Taxes............................... 28
SECTION 4.8   Use of Names................................. 29
SECTION 4.9   Insurance.................................... 29
SECTION 4.10  Financial Information........................ 29
SECTION 4.11  Bulk Transfer Laws........................... 30
SECTION 4.12  Further Assurances; Cooperation
                 After Closing............................. 30
SECTION 4.13  Certain Understandings....................... 31
SECTION 4.14  Supplies..................................... 31
SECTION 4.15  Agreement.................................... 31
SECTION 4.16  Supply Agreement............................. 32
SECTION 4.17  License Agreements........................... 32
SECTION 4.18  Books and Records............................ 32
SECTION 4.19  Lockheed Contract............................ 32
SECTION 4.20  Warranty Claims.............................. 32
SECTION 4.21  Environmental Matters........................ 32
SECTION 4.22  Patent Claim................................. 33
SECTION 4.23  Nonsolicitation of Employees................. 34
SECTION 4.24  Control Application Software................. 34
SECTION 4.25  Permits...................................... 34


                               ARTICLE V

             Post-Closing Obligations to Certain Employees

SECTION 5.1   Offer of Employment.......................... 34
SECTION 5.2   Employee Benefits............................ 34
SECTION 5.3   Defined Benefit Plan......................... 35
SECTION 5.4   Post-Retirement Benefits..................... 35
SECTION 5.5   WARN Act..................................... 35
SECTION 5.6   401(k) Plan.................................. 36


                              ARTICLE VI

                         Conditions Precedent

SECTION 6.1   Conditions to Each Party's
                 Obligation................................ 37
SECTION 6.2   Conditions to the Obligation of
                 Purchaser................................. 37
SECTION 6.3   Conditions to the Obligation of
                 Seller.................................... 39

                              ARTICLE VII

                   Termination, Amendment and Waiver

SECTION 7.1   Termination ................................. 40
SECTION 7.2   Amendments and Waivers....................... 41


                             ARTICLE VIII

                            Indemnification

SECTION 8.1   Indemnification by Seller.................... 41
SECTION 8.2   Indemnification by Purchaser................. 42
SECTION 8.3.  Environmental Indemnification................ 43
SECTION 8.4   Losses Net of Insurance, etc................. 44
SECTION 8.5   Indemnification Procedures................... 44
SECTION 8.6   Adjustment to Purchase Price................. 46


                              ARTICLE IX

                          General Provisions

SECTION 9.1   Notices..................................... 46
SECTION 9.2   Interpretation.............................. 48
SECTION 9.3   Survival of Representations and
                 Warranties............................... 48
SECTION 9.4   Severability................................ 49
SECTION 9.5   Counterparts................................ 49
SECTION 9.6   Entire Agreement; No Third Party
                 Beneficiaries............................ 49
SECTION 9.7   Governing Law............................... 49
SECTION 9.8   Schedules................................... 49
SECTION 9.9   Publicity................................... 50
SECTION 9.10  Expenses.................................... 50
SECTION 9.11  Assignment.................................. 50
SECTION 9.12  Transitional Services Agreement............. 51

                  APPENDICES, SCHEDULES AND EXHIBITS


Appendix A                          -  Definitions

Schedule 1.2(b)(v)                  -  Other Excluded Assets
Schedule 1.5                        -  Balance Sheet Procedures
Schedule 1.5(a)                     -  Projected Balance Sheet
Schedule 3.1(b)                     -  Non-Contravention; Consents
                                       and Approvals (Seller)
Schedule 3.1(c)                     -  Balance Sheet and Statement
                                       of Earnings
Schedule 3.1(d)                     -  Compliance with Law
Schedule 3.1(e)                     -  Litigation and Claims
Schedule 3.1(f)                     -  Encumbrances
Schedule 3.1(g)(1)                  -  Owned Property
Schedule 3.1(g)(2)                  -  Leased Property
Schedule 3.1(i)(1)                  -  Acquired Intellectual
                                       Property
Schedule 3.1(k)(1)                  -  Contracts Primarily Related
                                       to the Transferred Business
Schedule 3.1(k)(2)                  -  Categorical Contracts
Schedule 3.1(m)(1)                  -  Covered Taxes
Schedule 3.1(m)(2)                  -  Contested Covered Taxes
Schedule 3.1(m)(3)                  -  Deficient Covered Taxes
Schedule 3.1(n)                     -  Employee Benefit Plans
Schedule 3.1(p)                     -  Terminating Employees
Schedule 3.1(t)                     -  Other Disclosed Liabilities
Schedule 3.2(b)                     -  Non-Contravention; Consents
                                       and Approvals (Purchaser)
Schedule 5.1                        -  Transferred Employees
Schedule 6.2(i)                     -  Material Consents
Schedule 9.2                        -  Employees with Knowledge

Exhibit A                           -  Opinion of Seller
Exhibit B                           -  Opinion of Purchaser
Exhibit C                           -  Electronic Controls Supply
                                       Agreement
Exhibit D                           -  MCL License Agreement
Exhibit E                           -  Controls License Agreement
Exhibit F                           -  Retrofit License Agreement

                         ASSET PURCHASE AGREEMENT dated as
                    of December 15, 1995, between CINCINNATI
                    MILACRON INC., a Delaware corporation
                    ("Seller"), and TRINOVA CORPORATION, an
                    Ohio corporation ("Purchaser").


          WHEREAS Seller is engaged worldwide in the manufacture, marketing, sale and distribution of Machines and Electronic Controls for Machines;

          WHEREAS the parties hereto desire that Seller sell, transfer and assign, or cause to be sold, transferred and assigned, to Purchaser or Purchaser Subsidiary, and that Purchaser purchase and assume, or cause to be purchased and assumed, from Seller, substantially all the assets and liabilities related to the Transferred Business, all as more specifically provided herein;

          WHEREAS the parties hereto at the time of or prior to the Closing hereunder desire to enter into the UK
Agreement and the Ancillary Agreements; and

          WHEREAS the capitalized terms used herein shall have the meanings specified in Appendix A hereto.

          NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows.


                               ARTICLE I

                 Purchase and Sale of Acquired Assets

          SECTION 1.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver, to Purchaser or Purchaser Subsidiary at the Closing (except as otherwise stated herein), and Purchaser agrees to purchase and accept from Seller, at the Closing, all right, title and interest of Seller in and to all the Acquired Assets, free and clear of any lien, charge, security interest or encumbrance, other than Permitted Liens.

                       Asset Purchase Agreement
                                                                   2




          SECTION 1.2. Acquired Assets and Excluded Assets.
(a) The term "Acquired Assets" means all the business, properties, assets, goodwill and rights of Seller of whatever kind and nature, real or personal, tangible or intangible, other than the Excluded Assets, that are owned by Seller on the Closing Date and that primarily relate to, arise primarily out of or are used primarily in connection with the Transferred Business, including, but not limited to, all of Seller's right, title and interest in and to the following assets (all of which are deemed to constitute assets primarily related to the Transferred Business):

          (i) the Scheduled Real Property;

         (ii) the Acquired Inventory;

        (iii) the Equipment;

         (iv) the Acquired Intellectual Property;

          (v) the Acquired Know-how;

         (vi) the Acquired Permits;

        (vii) the Acquired Contracts;

       (viii) the Acquired Books and Records;

         (ix) the Acquired Plan Assets;

          (x) all goodwill of the Transferred Business;

         (xi) prepaid items and pending claims of the Transferred Business (other than the Tax Claims) that primarily relate to or arise primarily out of the Transferred Business;

        (xii) all assets of the type reflected on the line items of the Projected Balance Sheet other than assets that have been disposed of in the ordinary course of business of the Division from the date hereof to the Closing Date; and

       (xiii) all other assets, properties and rights of Seller that primarily relate to, arise primarily out of or are used primarily in connection with the Transferred Business (other than the Excluded Assets).

          (b) Notwithstanding anything herein to the contrary, from and after the Closing, Seller shall retain all of its right, title and interest in and to, and there

                      Asset Purchase Agreement
                                                                   3



shall be excluded from the sale, conveyance, assignment or transfer to Purchaser or Purchaser Subsidiary hereunder, and the Acquired Assets shall not include, the following assets
(collectively, the "Excluded Assets"):

          (i) all rights of Seller under this Agreement, the Ancillary Agreements and any other agreements, instruments and certificates delivered in connection with this Agreement;

         (ii) all rights, claims, demands and judgments relating to the Excluded Liabilities;

        (iii) the Tax Claims and prepayments for Taxes;

         (iv) all rights to the name and mark "Milacron", "Cincinnati Milacron", "CAMAC" or any variations, abbreviations or acronyms thereof;

          (v) the assets identified in Schedule 1.2(b)(v);

         (vi) all Know-how and Intellectual Property of
     Seller not primarily related to, arising primarily out of or used primarily in connection with the Transferred
     Business;

        (vii) all Contracts of Seller that are not Acquired
     Contracts;

       (viii) the Excluded Plan Assets;

         (ix) the Excluded Books and Records;

          (x) all cash and cash equivalents of Seller generated or earned in connection with the Transferred
     Business;

         (xi) the Excluded Inventory; and

        (xii) all accounts receivable of the Division.

          SECTION 1.3. Assumption of Certain Liabilities.
(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser agrees to assume, pay, perform and discharge when due (or to cause Purchaser
Subsidiary to assume, pay, perform and discharge when due), all liabilities or obligations whatsoever, other than Excluded Liabilities, that are primarily related to, arose primarily out of or used primarily in connection with the Transferred Business, whether arising before or after the Closing and whether known or unknown, fixed or contingent

                  Asset Purchase Agreement
                                                           4


(the "Assumed Liabilities"), including all of the liabilities and obligations listed below (each of which are deemed to relate primarily to the Transferred Business):

          (i) all obligations and liabilities due to be performed or paid after the Closing Date under Acquired
     Contracts;

         (ii) all obligations and liabilities of Seller of the type reflected on the line items of the Projected
     Balance Sheet except for obligations and liabilities which have been satisfied, cancelled or otherwise transferred in the ordinary course of business of the Division from the date hereof to the Closing Date;

        (iii) all obligations or liabilities with respect to product liability claims (including claims for death, personal injury or property damage) with respect to products shipped or services provided by Purchaser after the Closing in connection with the Transferred Business, including any liability for incidental or consequential damages relating thereto.

         (iv) subject to the provisions of Section 8.3, all obligations and liabilities arising as a result of Seller, or any predecessor in interest thereof, being the owner or occupant of, or the operator of the activities conducted at, the Owned Property at any time, including all obligations and liabilities relating to personal injury, property damage, the environment and waste disposal, including off-site waste disposal;

          (v) all obligations and liabilities relating to deferred vacation associated with or relating to any Acquired Employee;

         (vi) all obligations and liabilities relating to post-retirement medical benefits associated with or relating to any Acquired Employee except for any Acquired Employees who on the Closing Date is age 55 or older and has 10 or more years of service to Seller in accordance with the terms of Seller's post-retirement medical benefit plan.

        (vii) all obligations and liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations that are primarily related to or arise primarily out of or in connection with the Transferred Business, the Acquired Assets or the Transferred Employees, at law, in equity or otherwise; and

                      Asset Purchase Agreement
                                                                   5


       (viii) the Real Property Tax Liabilities.

          (b) Notwithstanding anything herein to the contrary, the following liabilities and obligations of Seller (the "Excluded Liabilities") shall not be assumed by Purchaser or Purchaser Subsidiary hereunder, and shall not constitute "Assumed Liabilities":

          (i) any obligation or liability which is primarily attributable to any of the Excluded Assets, or primarily associated with the realization of the benefits of any of the Excluded Assets;

         (ii) the Excluded Tax Liabilities;

        (iii) all liabilities and obligations for which Seller has expressly assumed or retained responsibility pursuant to this Agreement;

       (iv) all obligations or liabilities associated with or relating to any post-retirement medical and welfare benefits associated with or relating to any Retiree and for any Transferred Employee who on the Closing Date is age 55 or older and has 10 or more years of service to Seller in accordance with the terms of Seller's post-retirement medical and welfare plans;

          (v) all obligations or liabilities under Seller's
     Defined Benefit Plan and, except to the extent provided in Section 5.6, Seller's Defined Contribution Plan;

         (vi) all obligations or liabilities with respect to all warranty claims in connection with products shipped or services provided by Seller before the Closing in connection with the Transferred Business, including any liability for incidental or consequential damages relating thereto;

        (vii) all obligations or liabilities with respect to all product liability claims, actions, suits, proceedings, disputes or investigations (including claims for death, personal injury or property damage) with respect to products shipped or services provided by Seller before the Closing in connection with the Transferred Business, including any liability for incidental or consequential damages relating thereto, including any such obligations or liabilities relating to Earnestine Smith v. Cincinnati Milacron Inc., et. al.;

                  Asset Purchase Agreement

       (viii) all intercompany and intersegment accounts payable and intercompany and intersegment accruals from the Division as of the Closing Date;

         (ix) all obligations and liabilities with respect to payroll obligations of the Seller to Transferred Employees that have accrued prior to the Closing in connection with the Transferred Business and all associated withholding obligations or liabilities including withholding obligations under any of Seller's Benefit Plans.

          (x) all obligations and liabilities of Seller with respect to (i) all claims, actions, suits, proceedings, disputes or investigations based on employment practices of Seller prior to the Closing (x) which are brought pursuant to affirmative action laws or (y) with respect to which Seller's compliance with all affirmative action laws up to the Closing Date would constitute a defense and (ii) all claims by employees of the Division who were terminated by Milacron prior to the Closing Date, including any such obligations or liabilities relating to Richard A. Seeger v. Cincinnati Milacron Inc.

         (xi) all obligations or liabilities with respect to any and all claims, actions, suits, proceedings, disputes or investigations, whether known or unknown, with respect to a violation or infringement of the intellectual property rights of third parties in connection with products shipped by Seller prior to the Closing Date, including the claims (the "Hilpert and Hurco Claims") relating to the alleged infringement by Hilpert Products and Hurco Products (each as defined in the Electronics Controls Supply Agreement) of existing rights of B. Hilpert and IMS Technology Inc. (the "Existing Hilpert and Hurco Rights");

        (xii) all obligations or liabilities relating to deferred compensation, life insurance, severance and worker's compensation and all costs and expenses incurred in providing medical, dental and welfare benefits associated with any Transferred Employee prior to the Closing Date;

       (xiii) any obligation of the Seller to indemnify any Transferred Employee by reason of the fact that such Person was a director, officer, employee, or agent of Seller or was serving at the request of Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for

                  Asset Purchase Agreement
     judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise);

        (xiv) all obligations and liabilities due to be performed or paid on or before the Closing Date under the Acquired Contracts;

         (xv) all obligations and liabilities arising as a result of Seller, or any predecessor in interest thereof, being the owner, occupant of, or operator of the activities conducted at, the Leased U.S. Property at any time, including all obligations and liabilities relating to personal injury, property damage, the environment and waste disposal, including off-site waste disposal;

        (xvi) all obligations and liabilities of Seller for breach or failure to perform any of Seller's covenants, representations and warranties, or agreements contained in, or made pursuant to, this Agreement; and

       (xvii) except as provided in this Agreement, all obligations and liabilities relating to Seller's
     Benefit Plans.

          SECTION 1.4. Purchase Price. In consideration of the sale, assignment, transfer, conveyance and delivery to Purchaser or Purchaser Subsidiary of the Acquired Assets, Purchaser shall pay to Seller in U.S. dollars the sum of $94,225,000 (less two days' interest on such amount at an interest rate of 6.5%), subject to adjustment as provided in
Section 1.5 (as so adjusted, the "Purchase Price") on December 28, 1995, payable by wire transfer of immediately available funds to an account or accounts designated by Seller in a written notice (the "Account Designation Notice") delivered to Purchaser at least two Business Days prior to such date. If Seller designates more than one account in the Account Designation Notice, such notice shall specify the portion of the Purchase Price to be paid to each such designated account. Seller agrees to promptly return to Purchaser the amount paid on December 28, 1995, with interest at a rate of 6.5% from December 30, 1995, if the Closing does not occur.

          SECTION 1.5. Purchase Price Adjustments. (a) A projected schedule of certain types of assets and liabilities (the "Specified Assets and Liabilities") of the Transferred Business as of the Closing Date is attached as

                      Asset Purchase Agreement

Schedule 1.5(a) hereto (the "Projected Balance Sheet"). The parties acknowledge that the Projected Balance Sheet is attached to this Agreement only for purposes of calculating the purchase price adjustment in accordance with this
Section 1.5, and except for such adjustment, neither party shall have any liability to the other party for any variation between the Projected Balance Sheet and the Closing Date Balance Sheet.

          (b) Within 60 days following the Closing, Seller shall (i) prepare, or cause to be prepared, and deliver to Purchaser the Closing Date Balance Sheet, which shall set forth the Specified Assets and Liabilities of the Transferred Business as of the Closing Date and shall be accompanied by a certificate from Seller's independent outside auditors to the effect that the Closing Date Balance Sheet was prepared in accordance with Schedule 1.5 hereto and (ii) calculate the Closing Date Net Asset Value, as derived from the Closing Date Balance Sheet, and deliver such calculation to Purchaser.

          (c) Purchaser and Purchaser's independent outside auditors shall, within 60 days after the delivery by Seller of the Closing Date Balance Sheet and Seller's calculation of the Closing Date Net Asset Value, complete their review thereof. In the event that Purchaser and Purchaser's independent outside auditors determine that the Closing Date Balance Sheet has not been prepared on the basis set forth in and in accordance with Schedule 1.5, Purchaser shall, on or before the last day of such 60-day period, so inform Seller in writing (the "Purchaser's Objection"), setting forth a specific description of the basis of Purchaser's Objection and the adjustments to the Closing Date Net Asset Value and the corresponding adjustments to the Closing Date Balance Sheet which Purchaser believes should be made accompanied by a certificate of Purchaser's accountants to the effect that the Closing Date Balance Sheet submitted to Purchaser by Seller was not prepared in accordance with
Schedule 1.5 hereto and that adjusting the Closing Date Balance Sheet in the manner described in Purchaser's Objection will result in the Closing Date Balance Sheet having been prepared in accordance with Schedule 1.5 hereto. If no Purchaser's Objection is received by Seller on or before the last day of such 60-day period, then the Closing Date Net Asset Value set forth on the Closing Date Balance Sheet delivered by Seller shall be final. Seller shall have 30 days from its receipt of Purchaser's Objection to review and respond to Purchaser's Objection.

          If Seller and Purchaser are unable to resolve all of their disagreements with respect to the proposed

                      Asset Purchase Agreement
adjustments set forth in Purchaser's Objection within 20 days following the completion of Seller's review of Purchaser's Objection, they shall refer any dispute as to whether the Closing Date Balance Sheet was prepared in accordance with Schedule 1.5 to the CPA Firm, who shall, acting as experts and not as arbitrators, determine on the basis set forth in and in accordance with Schedule 1.5, and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Date Balance Sheet and the Closing Date Net Asset Value require adjustment. Purchaser and Seller shall instruct the CPA Firm to deliver its written determination to Purchaser and Seller no later than the thirtieth day after the remaining differences underlying Purchaser's Objection are referred to the CPA Firm. The CPA Firm's determination shall be conclusive and binding upon Purchaser and Seller. The fees and disbursements of the CPA Firm shall be borne equally by Purchaser and Seller. Purchaser and Seller shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Closing Date Balance Sheet and all other items reasonably requested by the CPA Firm. The scope of the disputes to be resolved by the CPA Firm is limited to whether the Closing Date Balance Sheet was prepared in accordance with Schedule 1.5

          (d) Purchaser shall, and shall cause its Subsidiaries to, provide to Seller and its accountants (i) all data and financial statements reasonably requested by Seller and (ii) full access to the books and records of the Transferred Business and to any other information, including work papers of its accountants, and to any employees in each case to the extent reasonably requested by Seller in connection with the preparation of the Closing Date Balance Sheet and any adjustments thereto.

          (e) The "Purchase Price Adjustment Amount" shall be equal to (x) the Base Net Asset Value minus (y) the Closing Date Net Asset Value. If the Purchase Price Adjustment Amount is a negative number, then the Purchase Price shall be increased by the absolute value of the Purchase Price Adjustment Amount and Purchaser shall, promptly (and in any event within five business days) after the final determination of the Closing Date Net Asset Value, pay to Seller the Purchase Price Adjustment Amount plus interest from the Closing Date at a rate of 6.5% in U.S. dollars by wire transfer of immediately available funds to an account designated by Seller. If the Purchase Price Adjustment Amount is a positive number, then the Purchase Price shall be decreased by the Purchase Price Adjustment Amount and Seller shall, promptly (and in any event within

                      Asset Purchase Agreement
five business days) after the final determination of the Closing Date Net Asset Value, pay to Purchaser the Purchase
Price Adjustment Amount plus interest from the Closing Date at a rate of 6.5% in U.S. dollars by wire transfer of immediately available funds to an account designated by Purchaser.

          SECTION 1.6. Allocation of Purchase Price. (a)
Purchaser and Seller shall agree prior to the Closing Date on estimated allocations of the Purchase Price to the extent necessary to permit the making of timely Transfer Tax filings.

          (b) Purchaser shall promptly engage at its expense an appraiser (the "Appraiser") of national standing that is reasonably acceptable to Seller. Purchaser shall direct the Appraiser to appraise the Acquired Assets and to deliver a report of such appraisal (the "Report") to Purchaser and Seller no later than 180 days after the Closing Date. Seller and Purchaser shall jointly determine the allocation of the Purchase Price to the Acquired Assets for tax purposes in accordance with the Report (unless the Report is manifestly incorrect, in which case Purchaser shall engage another appraiser), which allocation shall be adjusted from time to time to reflect any adjustment to the Purchase Price for tax purposes. Purchaser and Seller shall file and cause to be filed all Returns, and execute such other documents as may be required by any taxing authority, in a manner consistent with such allocation as revised from time to time. Seller and Purchaser shall jointly prepare Form 8594 under Section 1060 of the Code relating to the transactions contemplated by this Agreement based on such allocation. Purchaser and Seller shall file, or cause the filing of, such form with each relevant taxing authority, and refrain, and cause their Subsidiaries to refrain, from taking any position inconsistent with such allocation as revised from time to time with any taxing authority unless required by applicable law.

          SECTION 1.7. Power of Attorney, etc. (a) Effective on the Closing Date, Seller hereby constitutes and appoints Purchaser and Purchaser Subsidiary and their successors, legal representatives and assigns the true and lawful attorneys of Seller with full power of substitution, in the name of Seller or Purchaser, but on behalf of and for the benefit of Purchaser, Purchaser Subsidiary and their successors, legal representatives and assigns, and at the expense of Purchaser: (i) to demand and receive from time to time any and all the Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to



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                  Asset Purchase Agreement
institute, prosecute, compromise and settle any and all proceedings at law, in equity or otherwise that Purchaser, Purchaser Subsidiary and their successors, legal representatives or assigns may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets; (iii) to defend or compromise any or all actions, suits or proceedings in respect of any of the Acquired Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Purchaser, Purchaser Subsidiary and their successors, legal representatives or assigns shall deem desirable. Seller hereby agrees that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by it in any manner or for any reason. Seller shall deliver to Purchaser at Closing an acknowledged power of attorney to the foregoing effect executed by Seller and any affiliate selling any of the Acquired Assets.

          (b) Effective upon the Closing Date, Purchaser and Purchaser Subsidiary shall have the right to receive and open all mail, packages and other communications which relate primarily to the Transferred Business addressed to Seller or any of its affiliates and Seller agrees promptly to deliver to Purchaser any such mail, packages or other communications received directly or indirectly by Seller or any of its affiliates. Purchaser and Purchaser Subsidiary shall have the right and authority to collect, for their own account, all receivables and other items which shall be transferred or are intended to be transferred to Purchaser or Purchaser Subsidiary as provided in this Agreement, and to endorse with the name of Seller any checks or drafts received on account of any such receivables or other items, and Seller shall promptly transfer or deliver to Purchaser or Purchaser Subsidiary any cash or other property received directly or indirectly by Seller or its affiliates in respect of such receivables and other items. Purchaser or Purchaser Subsidiary shall promptly deliver to Seller all mail, packages and other communications received by it which relate to Seller or its affiliates but do not relate exclusively to the Transferred Business. Seller and its affiliates shall promptly deliver to Purchaser or Purchaser Subsidiary all mail, packages and other communications received by any of them which relate to the Transferred Business but do not relate to any of them.

                  Asset Purchase Agreement

                         ARTICLE II

                         The Closing

          SECTION 2.1. Closing. Subject to the following sentence, the closing of the sale and transfer of the Acquired Assets and the other transactions contemplated hereby (herein referred to as the "Closing") shall take place at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, on December 30, 1995 or thereafter as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 6, or at such other time, date and place as shall be fixed by agreement between the parties hereto.

          SECTION 2.2. Transactions To Be Effected at the
Closing. At the Closing:

          (a) Seller shall deliver to Purchaser or Purchaser Subsidiary (i) such appropriately executed limited recordable warranty deeds, bills of sale, assignments, affidavits reasonably requested by the title insurer of the Owned Property (modified as reasonably requested by Seller) and other instruments of transfer relating to the Acquired Assets in form and substance reasonably satisfactory to Seller and Purchaser and their counsels, (ii) a duly executed assignment and assumption agreement in appropriate form, (iii) any construction plans and specifications in the possession of Seller relating to the construction of any improvements on the Owned Property or the Leased U.S. Property, (iv) originals (or copies, if such originals are not in Seller's possession) of all building permits, licenses, certificates of occupancy and franchises in the possession of Seller relating to the Owned Property or Leased U.S. Property and (v) such other documents as Purchaser or its counsel may reasonably request to demonstrate satisfaction or waiver of the conditions and compliance with the agreements set forth in this Agreement (it being understood with respect to (i), (ii) and (v) above, that Seller shall not be required to make any representations, warranties or covenants, express or implied, not contemplated by this Agreement); and

          (b) Purchaser shall deliver to Seller, or shall cause to be delivered to Seller (i) a duly executed assignment and assumption agreement in appropriate form and (ii) such other documents as Seller or its counsel may reasonably request to demonstrate satisfaction or waiver of the conditions and compliance with the

                  Asset Purchase Agreement
     agreements set forth in this Agreement (it being understood that with respect to (i) and (ii) above, that Purchaser shall not be required to make any representations, warranties or covenants, express or implied, not contemplated by this Agreement).


                         ARTICLE III

               Representations and Warranties

          SECTION 3.1. Representations and Warranties of
Seller. Seller hereby represents and warrants to Purchaser as follows:

          (a) Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own the Acquired Assets owned by it and to lease the Acquired Assets leased by it and to carry on the operations of the Transferred Business as now being conducted by it. Seller has heretofore delivered to Purchaser true and complete copies of its certificate of incorporation and By-laws, as amended through the date of this Agreement.

          (b) Authority. Seller has all corporate power and authority to execute each of this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller, and the execution and delivery of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated thereby will be authorized by all necessary corporate action on the part of Seller prior to the Closing, and do not and will not require the approval of the stockholders of Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and each Ancillary Agreement to which it is a party when duly executed and delivered by Seller will constitute, legal, valid and binding obligations of Seller enforceable against it in accordance with their terms except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. The

                        Asset Purchase Agreement                    14




execution and delivery of this Agreement do not, and of the Ancillary Agreements to which it is a party will not, and the consummation of the transactions contemplated hereby and thereby and the compliance with the terms hereof and thereof will not, (i) violate any law, judgment, order, decree, statute, ordinance, rule and regulation applicable to Seller, (ii) conflict with any provision of Seller's certificate of incorporation or By-laws, (iii) except as set forth on Schedule 3.1(b), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien (other than a Permitted Lien) upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or lien would not have a material adverse effect on the business, financial condition or results of operations of the Transferred Business or on the ability of the parties hereby to consummate the transactions contemplated by this Agreement or (iv) require any material consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or any other Person, except
(A) for the filing of a premerger notification report by Seller under the HSR Act, (B) for compliance with and filings under Section 13(a) of the Exchange Act and (C) as otherwise set forth on Schedule 3.1(b).

          (c) Financial Statements. The balance sheet dated as of December 31, 1994 (the "Balance Sheet") and the statements of earnings (excluding the effect of capitalized software) and cash flows for the year ended December 31, 1994, which are attached as Schedule 3.1(c) hereto, present the financial condition and results of operations of the Division as of December 31, 1994, and for the year then ended, in accordance with the policies and procedures employed by Seller in accounting for the assets and liabilities and earnings from operations of its divisions.
Such financial statements have been prepared from the books and records of Seller relating to the Division.

          (d) Compliance with Applicable Laws. For the last three years, Seller has complied, and is currently in compliance, in all material respects with all laws, regulations, rules and orders of all Governmental Entities applicable to it which relate to the Transferred Business.
Except as set forth in Schedule 3.1(d), Seller has not received any written notice of any such failure to so comply, and to the knowledge of Seller, there are no

                  Asset Purchase Agreement
circumstances that may give rise to such noncompliance. Seller has not received any written notice that any investigation or review by any Governmental Entity with respect to the Transferred Business is pending or that any such investigation or review is contemplated. This paragraph
(d) does not relate to Environmental Laws for which Section
8.3 is exclusively applicable.

          (e) Litigation; Decrees. Schedule 3.1(e) sets forth a list of all law suits, actions and proceedings pending with respect to the Transferred Business and all judgments, orders, decrees and injunctions against the Seller related to the Transferred Business. Except as set forth in Schedule 3.1(e), to the knowledge of Seller, there is no basis for any suit, action or proceeding relating to the Acquired Assets or the Transferred Business that would in Seller's reasonable judgment be expected to have (i) a substantial likelihood of success if brought and (ii) a material adverse effect on the business, financial condition or results of operations of the Transferred Business. Except as set forth on Schedule 3.1(e), to the knowledge of Seller, there is no suit, action, or proceeding threatened against Seller relating to the Transferred Business or the transactions contemplated hereby. Seller is not in default under any material judgment, order, injunction, rule, or decree of any Governmental Entity or arbitrator relating to the Transferred Business.

          (f) Title to Acquired Assets. Seller has good, valid and marketable title to all the Acquired Assets free and clear of all Liens, except for (i) Liens disclosed in
Schedule 3.1(f) or on the Balance Sheet or in the notes thereto and (ii) (A) mechanics', carriers', workmen's, repairmen's, and other like Liens arising or incurred in the ordinary course of business, (B) Liens for Taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings (which contested Taxes, assessments and other governmental charges are set forth in
Schedule 3.1(f)), (C) assets subject to lien retention agreements entered into in the ordinary course of business and (D) imperfections of title and other encumbrances that are not substantial in character or amount and do not, except in immaterial respects, detract from, or interfere with the use of, the Acquired Assets in the Transferred Business as presently conducted (the Liens described in clauses (i) and (ii) being herein referred to as "Permitted Liens"). To the knowledge of Seller, there are no Liens on the Acquired Assets which would in Seller's reasonable judgement be expected to have a material adverse effect on

                  Asset Purchase Agreement
the business, financial condition or results of operations of the Transferred Business. This paragraph (f) does not relate to real property, interests in real property or leasehold interests (except that the defined term "Permitted Liens" shall be applicable to paragraph (g) of this Section
3.1 to the extent provided therein).

          (g) Real Property. Schedule 3.1(g)(1) sets forth a complete list of all real property and interests in real property directly or indirectly owned in fee by Seller that primarily relate to or are used primarily in connection with the Transferred Business (each, an "Owned Property").
Schedule 3.1(g)(2) sets forth a complete list of all real property and interests in real property leased by Seller that primarily relate to or are used primarily in connection with the Transferred Business (each, a "Leased U.S. Property"). Seller has good and marketable fee title, to all Owned Property free and clear of all Liens other than (A) Permitted Liens, (B) easements, covenants, rights-of- way, and other encumbrances or restrictions of record, (C) zoning, building and other similar restrictions and (D) unrecorded easements, covenants, rights-of-way or other restrictions, none of which items set forth in clauses (A) through (D) above, individually or in the aggregate, materially impair the continued use and operation of the Owned Property in the Transferred Business as presently conducted. Seller is the lessee of all the Leased U.S. Property and is in possession of the premises purported to be leased thereunder, and each such lease is valid without any material default thereunder by Seller or, to Seller's knowledge, by the lessor.

          (h) [intentionally omitted]

          (i) Intellectual Property and Know-how. To the knowledge of Seller, the Division has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property or Know How rights of third parties in any material respect, and, except as identified on Schedule 3.1(i)(1), Seller has not received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation or any claim that the Division must license or refrain from using any such intellectual property rights of any third party. Schedule 3.1(i)(1) sets forth a complete list of all Acquired Intellectual Property. To the extent that registrations, filings, and issuances are indicated on
Schedule 3.1(i)(1), such Intellectual Property has been duly registered in, filed in or issued by the United States Copyright office or the United States Patent and Trademark Office, the appropriate offices in the various states of the

                  Asset Purchase Agreement

          United States and the appropriate offices of such other jurisdictions indicated on Schedule 3.1(i)(1). Except as set forth on Schedule 3.1(i)(1), Seller is the sole and exclusive owner of all of the Acquired Intellectual Property. Except as set forth on Schedule 3.1(i)(1), Seller has not granted any licenses or other rights in, and Seller has no obligation to grant licenses or other rights in, any of the Acquired Intellectual Property or in the Know-how owned by Seller that is material to the Transferred Business (the "Material Know-how"), in each case that is included in the Acquired Assets, to any other Person. Seller has not made any claim of a violation or infringement by others of its rights in the Acquired Intellectual Property or the Material Know-how and, to the knowledge of Seller, there is not currently any such violation or infringement. Except as set forth on Schedule 3.1(i)(1), there are no interferences or other contested proceedings, either pending or, to the knowledge of Seller, threatened, in the United States Copyright Office, the United States Patent and Trademark Office or any Federal, state or local court or before any other governmental agency or tribunal, relating to any Acquired Intellectual Property or any pending application with respect thereto.

          (j) Insurance. All of the material properties and businesses constituting any part of the Acquired Assets are insured for Seller's benefit, and will be so insured until the Closing, in amounts and against risks consistent with recent past practice. All such policies are in full force and effect.

          (k) Contracts. Schedule 3.1(k)(1) sets forth each Contract to which Seller is a party or by which it is bound that relates primarily to the Transferred Business except for such Contracts involving amounts of less than $150,000. Except for the Contracts listed in Schedule 3.1(k)(1), 3.1(g)(2) or 3.1(k)(2), Seller is not, in the case of Contracts that relate primarily to the Transferred Business, a party to any:

          (i) Contract for or relating to the employment of any officer or employee or with any labor union;

         (ii) Contract which will not be discharged at or prior to the Closing relating to the borrowing or lending of money or the guarantee of any obligations for borrowed money or otherwise, excluding endorsements made for purposes of collection in the ordinary course of business;

                  Asset Purchase Agreement

        (iii) Contract granting to any person a preferential right to purchase any of the Acquired Assets (other than sales of Inventory in the ordinary course of business);

         (iv) Contract with respect to the discharge, transportation, removal or storage of effluent, wastes, pollutants or hazardous substances;

          (v) Contract for the lease of any land, buildings or equipment;

         (vi) Contract evidencing any material lien, charge, security interest or encumbrance on the Acquired
     Assets, other than Permitted Liens;

        (vii) Contract or subcontract with the United States government in excess of $500,000; or

       (viii) Contract relating to joint ventures, distribution or sales representative arrangements, non-competition arrangements or confidentiality arrangements.

True, complete and correct copies of all the Contracts listed on Schedules 3.1(k)(1) and 3.1(k)(2) have been made available to Purchaser. Except as disclosed on Schedules 3.1(k)(1), 3.1(g)(2) and 3.1(k)(2), each of the Material
Contracts is valid, binding and enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors' rights generally from time to time in effect and to general equitable principles, and is in full force and effect, and neither Seller nor, to the knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract, nor, to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute a material event of default thereunder. Except as disclosed on Schedules 3.1(k)(1), 3.1(g)(2) and 3.1(k)(2), Seller has not received any notice of termination or cancellation of any Material Contract and, to the knowledge of Seller, there are no material unresolved disputes in connection with any Material Contracts.

          (l) Absence of Certain Changes or Events. Except as set forth in the Schedules hereto, from December 31, 1994 to the date hereof, Seller has conducted the Transferred Business in the ordinary course consistent in all material respects with recent past practice, and there has not been

                  Asset Purchase Agreement
any material adverse change in the business, assets, liabilities, financial condition or results of operations, other than changes relating to the economy in general or changes relating to the Machines industry in general.

          (m) Taxes. Except as set forth in Schedule
3.1(m)(1), Seller has timely filed, after giving effect to any applicable extensions, all Returns relating to any Taxes attributable to the Transferred Business required to be filed by it. Except for Taxes set forth on Schedule 3.1(m)(2), which are being contested in good faith and by appropriate proceedings, and except for Taxes which in the aggregate are not material, all Taxes attributable to the Transferred Business shown to be due on such Returns have been timely paid. Except as set forth in Schedule 3.1(m)(3), no taxing authority is asserting any deficiency against Seller with respect to material Taxes attributable to the Transferred Business.

          (n) Employee Benefit Plans. Schedule 3.1(n) contains a list and brief description of each "employee pension benefit plan" (as defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), stock option, stock purchase, deferred compensation plan or arrangement, and other employee fringe benefit plan or arrangement maintained or contributed to by Seller for the benefit of any Transferred Employees (all the foregoing being herein called "Benefit Plans"). Seller has delivered to Purchaser true, complete and correct copies of
(1) each Benefit Plan (and, in the case of any unwritten Benefit Plans, descriptions thereof) and (2) the most recent summary plan description for each Benefit Plan (if any such description was required).

          (o) Books and Records. The Books and Records have been regularly kept and maintained in accordance with the regular practices of Seller.

          (p) Employees. Except as set forth in Schedule 3.1(p), to Seller's knowledge, no executive, key employee or significant group of employees has expressed his, her or their clear intention to terminate his, her or their employment with the Transferred Business within the next twelve months. As of the date hereof, except as set forth in
Schedule 3.1(p) hereto, no Transferred Employee has notified the Seller in writing of his intention to terminate employment with the Division and no termination notice has been given to any Transferred Employee. The Division is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining

                  Asset Purchase Agreement
disputes. To the knowledge of Seller, the Division has not committed any unfair labor practice. To the knowledge of Seller, there is no organizational effort presently made or threatened by or on behalf of any labor union with respect to employees of the Division.

          (q) Permits. The Acquired Permits include all governmental licenses, approvals, permits and authorizations currently required for the ownership or operation of the Acquired Assets or the Transferred Business as now being conducted, the failure to obtain which would have a material adverse effect on the Acquired Assets or the Transferred Business. All such governmental licenses and permits are valid and in full force and effect; Seller has not received any written notice that any appropriate authority has revoked, suspended or terminated, or intends to revoke, suspend or terminate, any of such governmental licenses and permits, and all such governmental licenses and permits are held in the name of Seller or a subsidiary thereof.

          (r) Fees. Except for CS First Boston Corporation, whose fees will be paid by Seller, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Seller in connection with the transactions contemplated by this Agreement.

          (s) Acquired Assets. Except as stated herein, the Acquired Assets transferred by Seller on the Closing Date to Purchaser (including without limitation the Acquired Contracts, Acquired Permits, Acquired Intellectual Property and Acquired Know-How) shall be sufficient to operate the Transferred Business in all material respects as it is currently being conducted.

          (t) No Undisclosed Material Liabilities. To the knowledge of Seller, there are no liabilities of the Transferred Business of any kind other than (i) liabilities provided for in the Balance Sheet, (ii) liabilities disclosed in the Schedules hereto, including Schedule 3.1(t), (iii) liabilities incurred in the ordinary course of the Transferred Business since December 31, 1994, and (iv) other liabilities which, individually or in the aggregate, are not material to the Transferred Business.

          (u) Seller's Defined Contribution Plan. Seller's Defined Contribution Plan complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and any other applicable laws. All reports and descriptions (including Form 5500 Annual Reports and

                  Asset Purchase Agreement
summary plan descriptions) required to be filed or distributed as of the date hereof, have been filed and appropriately distributed with respect to Seller's Defined Contribution Plan. All contributions (including all employer contributions and employee contributions) which are due prior to the date hereof have been paid to Seller's Defined Contribution Plan, and all contributions for any period on or before the Closing Date will be paid to Seller's Defined Contribution Plan prior to the date of the transfer of assets as described in Section 5.6. Seller has received and provided to Purchaser a favorable determination letter from the Internal Revenue Service on the qualification of Seller's Defined Contribution Plan. To Seller's knowledge, there have been no "prohibited transactions" (as defined in the Code) with respect to Seller's Defined Contribution Plan with respect to which Seller could be liable in any material amount. No action, suit, proceeding, hearing or investigation with respect to the administration or investment of the assets of Seller's Defined Contribution Plan is, to Seller's knowledge, pending or threatened, and Seller has no knowledge of any basis for such an action, suit, proceeding, hearing or investigation. If any provision in Seller's Defined Contribution Plan requires an individual to be employed on the last day of any period (for example, but not limited to, the last day of any plan year or the last day of any quarter) as a condition for receiving any type of employer contribution to Seller's Defined Contribution Plan for that period, any Acquired Employee who was a participant in Seller's Defined Contribution Plan on the day prior to the Closing Date shall be deemed to be employed on the last day of such period and shall receive such employer contribution(s) for the period which includes the Closing Date. To the extent necessary, Seller shall amend Seller's Defined Contribution Plan to ensure compliance with the preceding sentence.

          (v) No Other Representations. Except for the representations and warranties expressly set forth in this Agreement and the Ancillary Agreements, neither Seller nor any other Person makes any express or implied representation or warranty on behalf of Seller.

          SECTION 3.2. Representations and Warranties of
Purchaser. Purchaser hereby represents and warrants to Seller as follows:

          (a) Organization, Standing and Power. Each of Purchaser and Purchaser Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has

                  Asset Purchase Agreement
the requisite corporate power and authority to carry on its business as now being conducted.

          (b) Authority. Each of Purchaser and Purchaser Subsidiary has all corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and Purchaser Subsidiary, and the execution and delivery of the Ancillary Agreements to which Purchaser or Purchaser Subsidiary is a party and the consummation of the transactions contemplated thereby will be authorized by all necessary corporate action on the part of Purchaser and Purchaser Subsidiary prior to the Closing, and do not and will not require the approval of the stockholders of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes, and each Ancillary Agreement to which Purchaser or Purchaser Subsidiary is a party when duly executed and delivered by Purchaser or Purchaser Subsidiary will constitute, legal, valid and binding obligations of each of Purchaser or Purchaser Subsidiary (as the case may be) enforceable against it in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (i) violate any law, judgment, order, decree, statute, ordinance, rule and regulation applicable to Purchaser or purchaser Subsidiary, (ii) conflict with any provision of their respective certificates of incorporation or By-laws, (iii) except as set forth on
Schedule 3.2(b), conflict with any material Contract to which any of them is a party or by which it or any of its property is bound or (iv) require any material consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or any other Person, except (A) for the filing of a premerger notification report by Purchaser under the HSR Act, (B) for compliance with and filings under Section 13(a) of the Exchange Act and (C) as otherwise set forth on Schedule 3.2(b).

          (c) Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been

                  Asset Purchase Agreement
retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Purchaser in connection with the transactions contemplated by this Agreement.

          (d) Actions and Proceedings, etc. There are no (i) outstanding judgement, orders, injunctions or decrees of any Governmental Entity or arbitration tribunal against or affecting Purchaser, Purchaser Subsidiary or any of their affiliates, (ii) lawsuits, actions or proceedings pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser, Purchaser Subsidiary or any of their affiliates, or (iii) investigations by any Governmental Entity which are, to the knowledge of Purchaser, pending or threatened against or affecting Purchaser, Purchaser Subsidiary or any of their affiliates, and which, in the case of each of clauses (i), (ii) and (iii), have or could have a material adverse effect on the ability of Purchaser or Purchaser Subsidiary to consummate the transactions contemplated hereby.

          (e) No Other Representations. Except for the representations and warranties expressly set forth in this Agreement and the Ancillary Agreements, neither Purchaser nor any other Person makes any express or implied representation or warranty on behalf of Purchaser or Purchaser Subsidiary.


                         ARTICLE IV

                          Covenants

          SECTION 4.1. Conduct of Transferred Business. From and after the date of this Agreement and until the Closing, except as expressly provided in this Agreement or as Purchaser shall otherwise reasonably agree, Seller will (i) conduct the Transferred Business (including the maintenance of inventory levels) in the ordinary course of business consistent in all material respects with recent past practice; (ii) maintain and repair the Acquired Assets in substantially the same manner as they are currently maintained and repaired; (iii) not harm the reputation or goodwill of the Transferred Business or the condition of the Acquired Assets; (iv) use reasonable efforts to refrain from taking or omitting to take any action in a manner that would render Seller's representations and warranties under this Agreement inaccurate as of the Closing or that would prevent the consummation of the transactions contemplated hereby;
(v) not grant any increases in direct or indirect compensation to any Transferred Employee other than changes

                  Asset Purchase Agreement
in compensation in the ordinary course of business; not enter into any material transaction or incur any material liability other than in the ordinary course of business;
(vi) not encumber or permit to be encumbered any of the Acquired Assets other than with Permitted Liens or as set forth in clauses (B), (C) and (D) of Section 3.1(g); (vii) not amend, alter or modify any material provision of any of the Acquired Contracts other than in the ordinary course of business; (viii) keep all insurance policies with respect to the Transferred Business in effect, with all premiums paid to the Closing Date; (ix) use its reasonable efforts to keep available the services of the Transferred Employees and preserve the Transferred Business's relationships with suppliers, customers and others having business dealings with the Transferred Business; and (x) not sell, lease, license or otherwise dispose of any Acquired Assets except
(A) pursuant to existing contracts and commitments or (B) in the ordinary course of business consistent in all material respects with recent past practice. If at any time during such period Seller becomes aware of any material adverse change in the business, assets, financial condition or results of operations of the Transferred Business, Seller shall promptly notify Purchaser with respect thereto.

          SECTION 4.2. Access to Information. Seller shall afford to Purchaser and its accountants, counsel and other representatives reasonable access upon reasonable notice during normal business hours during the period prior to the Closing to all the properties, books, contracts, commitments, Returns and records of the Transferred
Business, and, during such period shall furnish promptly to Purchaser any information concerning the Transferred
Business as Purchaser may reasonably request.

          SECTION 4.3. Confidentiality. (a) Each of
Purchaser and Seller shall hold in confidence and shall not disclose to any third party (other than to its directors, officers, those employees who have a need to know and its outside advisors), without the written consent of the other party, all information disclosed with respect to the contemplated transaction relating to the other party and the Transferred Business, including, without limitation, information concerning the operation of the Transferred Business and related commercial, financial and technical data, whether disclosed orally or in writing, including any summaries or analyses of such information prepared by or for Purchaser. Purchaser or Seller's obligations in respect of confidential information shall not apply to information which (i) becomes generally available to the public other than as a result of disclosure by such party, (ii) was known

                  Asset Purchase Agreement
by such party prior to its disclosure hereunder, (iii) is rightly received by such party from a third party free of any confidentiality obligations, (iv) is required to be disclosed in connection with the securing of any governmental approval necessary for the performance by such party of its obligations hereunder, (v) is required to be disclosed for the purpose of complying with governmental regulations or (vi) is independently developed by such party's employees who do not have access to such information.

          (b) In the event of any termination of this Agreement, for a period of seven years from such termination, each of Purchaser and Seller (i) shall treat as confidential and shall not disclose or use, directly or indirectly, for its benefit or otherwise, in any manner whatsoever, or permit any of its affiliates or officers, directors, employees, representatives or others under its control to disclose, or to use, any information concerning the other party or the Transferred Business (in the case of the Purchaser) unless such information is acquired or required to be disclosed as described in (i) through (v) in clause (a) above and (ii) shall promptly return to the other party (or destroy with a certificate of destruction) all written information and documents received from such party, its accountants or counsel in connection with the transactions contemplated by this Agreement, including all copies thereof, and all analyses, memoranda, charts or other information prepared by such party or any of its affiliates using any of such written information and documents, including all copies thereof (including computer disks or tapes or other storage media if applicable). The provisions of this Section shall survive any termination of this Agreement.

          SECTION 4.4. Legal Requirements. Each of Purchaser and Seller will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it or any of its Subsidiaries with respect to the Closing (including the prompt filing of the premerger notification report under the HSR Act and the furnishing of all information required under the HSR Act) and will promptly cooperate with and furnish information to each other and to other parties in connection with any such legal requirements.

          SECTION 4.5. Noncompetition. (a) Seller agrees that for a period of five years from the Closing Date, neither it nor any of its Subsidiaries shall engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders

                  Asset Purchase Agreement
in any corporation or joint stock association, anywhere in the world, in the business of manufacturing or selling to third parties any products manufactured or sold by the Division on or prior to the Closing Date (other than with respect to Electronic Controls assembled on Machines sold by Seller); provided that nothing herein shall prohibit (i) the acquisition by Seller or any of its Subsidiaries of a diversified company having not more than (x) 10% of its sales (based on its latest published annual audited financial statements) attributable to any business that competes with the Transferred Business, or (y) $5,000,000 in annual sales to third parties, in such competing business,
(ii) the exercise of Seller's rights under the Electronic Controls Supply Agreement, (iii) the sale by Seller of Excluded Inventory to third parties and (iv) the sale by Seller to third parties of service parts for products manufactured or sold by the Division.

          (b) It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this
Section 4.5 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller acknowledges that Purchaser would be irreparably harmed by any breach of this Section 4.5 and that there would be no adequate remedy at law or in damages to compensate Purchaser for any such breach.

          SECTION 4.6. Agreement Regarding Non-Assignable Contracts. If any Acquired Contract (i) is not assignable without the consent of any party thereto, (ii) may by its terms be terminated or cancelled upon assignment or (iii) is not by its terms assignable, Seller and Purchaser agree to use their reasonable efforts to obtain the consent of any required parties thereto to effect such assignment. If such assignment may not be so effected, each of the parties agrees to cooperate with the other in any reasonable arrangement designed to enable Seller to perform for the account of Purchaser its obligations under, and to provide Purchaser the benefits of, and to cause Purchaser to bear all the burdens and liabilities under, any such agreements, including enforcement at the cost, and for the account of, Purchaser, of any and all rights of Seller against the other

                  Asset Purchase Agreement
party arising out of the breach or cancellation thereof by such other party or otherwise.

          SECTION 4.7. Transfer Taxes. Seller shall be responsible for the payment of all Transfer Taxes, except that Purchaser shall be responsible to the extent such Transfer Taxes are payable as a result of Purchaser's failure to comply with this Section 4.7. Seller and Purchaser shall, and shall cause their respective Subsidiaries to, cooperate in timely making and filing all Returns as may be required to comply with the provisions of any Transfer Tax laws. To the extent legally able to do so, Purchaser shall deliver to Seller exemption certificates satisfactory in form and substance to Seller with respect to Transfer Taxes if such delivery would reduce the amount of Transfer Taxes that would otherwise be imposed.

          SECTION 4.8. Use of Names. Except as set forth in
Section 4.14, Purchaser agrees that neither it nor any of its affiliates nor any of their respective successors and assigns shall at any time use the names "Milacron", "Cincinnati Milacron" or "CAMAC", or any variation thereof or combination that includes either such name, or any Trade
Names or Trademarks relating thereto, or any acronym or abbreviation thereof (collectively, the "Seller's Names").
Within 60 days of the Closing Date, with respect to all Acquired Inventory constituting Acquired Assets on which
Seller's Names are marked, affixed or otherwise used, Purchaser shall rename, obliterate or permanently sticker over Seller's Names on Acquired Inventory or appropriately make or otherwise alter or modify Acquired Inventory in accordance with the first sentence of this Section 4.8.

          SECTION 4.9. Insurance. From and after the
Closing, Purchaser shall secure insurance with respect to the Transferred Business covering general liability and product liability in amounts consistent with its normal and customary practice.

          SECTION 4.10. Financial Information. After the
Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives access, during normal business hours, to such information (including records pertinent to the Transferred Business) and assistance relating to the Transferred Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Returns or other returns, reports or forms, or the defense of any Tax claim or assessment and will provide the other party with such audited financial

                  Asset Purchase Agreement
statements and other financial information for past periods as such other party reasonably deems necessary for compliance with disclosure requirements of the Securities and Exchange Commission or under GAAP; provided, however, that the party requesting such financial statements shall pay for the auditing of such financial statements if such auditing is necessary solely by reason of such party's request. In the case of Purchaser, such assistance shall include cooperation in responding to audit reports made by taxing authorities to Seller regarding the Transferred Business and, at Seller's request, participation in audits of Seller relating to the Transferred Business. Purchaser shall retain the books and records included in the Acquired Assets for a period of seven years after the Closing. After the end of such seven-year period, before disposing of such books or records, Seller may within 60 days prior to the end of such period, request upon written notice to Purchaser to recover such books and records at Seller's cost and expense, whereupon Purchaser shall allow Seller the opportunity to remove and retain all or any part of such books or records as Seller may select at such time that such books and records would otherwise be disposed of by Purchaser.

          SECTION 4.11. Bulk Transfer Laws. Purchaser hereby waives compliance by Seller with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser. Seller shall indemnify and hold harmless Purchaser against any and all liabilities that may be asserted by third parties against Purchaser as a result of noncompliance with any such bulk transfer law; provided, however, that nothing herein shall prevent Seller from contesting any such liabilities in good faith.

          SECTION 4.12. Further Assurances; Cooperation after Closing. (a) Seller will use its reasonable efforts to facilitate and effect the implementation of the transfer of the Acquired Assets to Purchaser or Purchaser Subsidiary and, for such purpose but without limitation, Seller promptly will at and after the Closing execute and deliver to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary for such purpose.

          (b) In the event that after the Closing, Seller becomes aware that any Acquired Assets were not transferred to Purchaser or Purchaser Subsidiary by Seller at the Closing, Seller shall promptly notify Purchaser to that effect and shall reasonably cooperate with Purchaser to transfer such Acquired Assets to Purchaser or Purchaser
Subsidiary. In the event that after the Closing, Purchaser

                  Asset Purchase Agreement
becomes aware that any assets that are not Acquired Assets were transferred to Purchaser or Purchaser Subsidiary at the Closing, Purchaser shall promptly notify Seller to that effect and shall reasonably cooperate with Seller to transfer such assets to Seller.

          (c) In the event and for so long as any party hereto is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Division, the other party will reasonably cooperate with the contesting or defending party and its counsel in the contest or defense as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII below).

          SECTION 4.13. Certain Understandings. Purchaser acknowledges that neither Seller, its Subsidiaries nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Transferred Business not included in this Agreement or the Schedules hereto, and neither Seller, its Subsidiaries nor any other Person will be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser's use of, any such information. Purchaser acknowledges that, should the Closing occur, Purchaser will acquire the Acquired Assets without any representation or warranty as to merchantability or fitness for any particular purpose, in an "as is" condition and on a "where is" basis, except as otherwise expressly represented or warranted herein.

          SECTION 4.14. Supplies. Purchaser shall not use stationery, purchase order forms, signage, invoices, receipts, or advertising and promotional materials, training and service literature and materials or other similar materials that state or otherwise indicate thereon that the Transferred Business or any part thereof is a division or unit of Seller, except that Purchaser may use such materials in the ordinary course of the Transferred Business for a period of 90 days after the Closing, provided that such materials clearly indicate that the Transferred Business has been sold to Purchaser and is independent of Seller.

                  Asset Purchase Agreement

          SECTION 4.15. UK Agreement. Purchaser and Seller hereby unconditionally and irrevocably guarantee the full performance of all the obligations of Purchaser UK
Subsidiary and Selling Subsidiary, respectively, created under the UK Agreement.

          SECTION 4.16. Supply Agreement. At the Closing,
Purchaser and Seller shall deliver the executed Electronic
Controls Supply Agreement in the form of Exhibit C hereto.

          SECTION 4.17. License Agreements. At or prior to the Closing, Purchaser and Seller shall execute and deliver the MCL License Agreement, Controls License Agreement and Retrofit License Agreement in the forms of Exhibits D, E and F hereto, respectively.

          SECTION 4.18. Books and Records. Seller shall, upon written notice and during normal business hours, furnish to Purchaser and its representatives, access to the Excluded Books and Records, and Purchaser may, with Seller's consent (which consent shall not be unreasonably withheld), make photocopies thereof.

          SECTION 4.19. Lockheed Contract. Seller shall reimburse Purchaser for any settlement amount agreed to in connection with a contractual dispute between Purchaser and Lockheed Corp. on the Lockheed Contract but only to the extent such settlement amount exceeds $83,000, and then only to the extent of such excess; provided, however, that if the settlement amount is greater than $100,000, Purchaser shall gain the consent of Seller, which consent shall not be unreasonably withheld, in order to be reimbursed for any settlement amount in excess of $100,000.

          SECTION 4.20. Warranty Claims. Purchaser shall provide to Seller, upon Seller's request, service for all products shipped by Seller prior to the Closing which is required based on a warranty claim for such product, and Seller shall pay Purchaser at Purchaser's direct cost
(materials and labor) for such services rendered.

          SECTION 4.21. Environmental Matters. (a) Within one year from the Closing Date, Seller shall at its expense remove the Storage Tank and perform any remediation to obtain a no further action letter from the appropriate
Governmental Entity. Purchaser shall provide all necessary access to the site during business hours to allow Seller and/or its subcontractors to perform the removal of the Storage Tank.

                  Asset Purchase Agreement

          (b) Seller shall take all necessary action to achieve the renewal of the NPDES discharge permit of the Division and Purchaser and Seller shall cooperate to effect a timely transfer of this permit.

          (c) Purchaser shall not, and shall cause Purchaser UK Subsidiary to not, undertake any investigation of environmental conditions or conduct any testing of soil or subsurface conditions, including groundwater, at the Owned Property or Scheduled Real Property (as "Scheduled Real Property" is defined in the UK Agreement and the Owned Property and the Scheduled Real Property hereinafter called the "Indemnified Property"), except (i) as required to do so by a Governmental Entity, (ii) as part of a response to a spill or release of a Hazardous Substance caused by Purchaser or Purchaser UK Subsidiary after the Closing Date,
(iii) in the ordinary course of Purchaser's or Purchaser UK Subsidiary's environmental and industrial hygiene audits and reviews consistent with Purchaser's or Purchaser UK Subsidiary's audit and review programs, (iv) as requested by a bona-fide potential purchaser of the Indemnified Property, or a portion thereof, from the Purchaser after the Closing Date and (v) as based on Purchaser's or Purchaser UK Subsidiary's reasonable good faith belief that there exists a violation of Environmental Laws on such Indemnified Property; provided that, in the case of Section 4.21(c)(v), any such investigation or testing shall be conducted in a manner commensurate with such good faith reasonable belief.

          (d) With respect to the excess levels of lead found in certain sinks on the Owned Property which has been identified by Seller to the Ohio Environmental Protection Agency (the "Sinks Issue"), Seller shall conduct the appropriate study and remediate in a manner approved by the Ohio Environmental Protection Agency. The costs of such study and the costs of such remediation in excess of $20,000, shall be borne by Seller. Purchaser shall reimburse Seller up to the first $20,000 of such remediation.

          SECTION 4.22. Patent Claim. Seller shall use its reasonable efforts to resolve the Hilpert and Hurco Claims expeditiously. Any settlement of the Hilpert and Hurco Claims by Seller which has an effect on the operation by Purchaser of the Transferred Business shall be in accordance with the provisions of the Electronic Controls Supply Agreement. As long as such settlement is in accordance with the provisions of the Electronic Controls Supply Agreement, Purchaser shall not bear any liability with respect to royalties payable under a license of the Existing Hilpert and Hurco Rights except to the extent set forth in the

                  Asset Purchase Agreement

Electronic Controls Supply Agreement relating to the supply of Hilpert and Hurco Products thereunder.

          SECTION 4.23. Nonsolicitation of Employees.
Purchaser and Seller agree that they will not, without the consent of the other party, during the five year period following the Closing Date solicit the employment of any of the other party's employees while they are employed by such other party.

          SECTION 4.24. Control Application Software. Seller agrees that for a period of one year following the Closing Seller shall provide Purchaser with reasonable access to Seller's control application software for its machines as required to conduct the Transferred Business, subject to the execution by the parties hereto of a confidentiality agreement relating thereto that is reasonably acceptable to the parties hereto and subject to Purchaser agreeing to use such software solely in the manufacture of Electronic Controls for Seller.

          SECTION 4.25. Permits. Seller shall take all reasonable efforts to ensure that the Acquired Permits are promptly transferred to Purchaser subject to applicable law.


                          ARTICLE V

        Post-Closing Obligations to Certain Employees

          SECTION 5.1. Offer of Employment. Purchaser shall offer employment in comparable positions to all Transferred Employees on the Closing Date or upon the return of any such Transferred Employee to active employment. If and to the extent Purchaser does not offer to employ any Transferred Employee, Purchaser shall indemnify and hold harmless Seller for any required severance payments to such Transferred Employee. All Transferred Employees who accept Purchaser's employment offer shall be referred to herein as "Acquired Employees".

          SECTION 5.2. Employee Benefits. As of the Closing Date, Acquired Employees shall be eligible to participate in Purchaser's employee benefit plans in the same manner and to the same extent as other similarly situated employees of Purchaser; provided, however, Acquired Employees shall be given credit for service earned as of the Closing Date with Seller or any of its Subsidiaries (or service credited by Seller or any of its Subsidiaries) under Seller's employee benefit plans for purposes of eligibility to participate in Purchaser's employee benefit plans and for

                  Asset Purchase Agreement
purposes of vesting in Purchaser's 401(k) Plan. Notwith-standing the foregoing, for a period of two years after the Closing Date, Purchaser will provide (or cause its Subsidiaries to provide) to each Acquired Employee severance pay and severance benefits which are no less favorable than under the severance plan and current practice of Seller as in effect on the date of this Agreement and shall credit such Acquired Employees with their service with Seller or its Subsidiaries (or service credited by Seller or any of its Subsidiaries) earned as of the Closing Date for purposes of computation of severance benefits. Purchaser shall cause to be waived any pre-existing condition limitations under its welfare plans that might otherwise apply to an Acquired Employee. Purchaser agrees to recognize (or cause its Subsidiaries to recognize) the dollar amount of all expenses incurred by Acquired Employees during the calendar year 1995 for purposes of satisfying the 1995 calendar year deductibles and copayment limitations under the relevant Benefit Plans.

          SECTION 5.3. Defined Benefit Plan. (a) It is understood and agreed that (i) Acquired Employees shall cease accruing benefits under Seller's Defined Benefit Plan as of the Closing Date and (ii) Seller shall not transfer or cause to be transferred to any plan of Purchaser any assets or liabilities under Seller's Defined Benefit Plan.

          (b) As of the Closing Date, Seller shall fully vest (to the extent not already vested) all Acquired
Employees who have at least one year of service in Seller's
Defined Benefit Plan in their accrued benefit in Seller's
Defined Benefit Plan.

          SECTION 5.4. Post-Retirement Benefits. Purchaser and its Subsidiaries shall indemnify and hold harmless
Seller against, any and all liability for post-retirement medical benefits with respect to Acquired Employees other than Acquired Employees who on the Closing Date are age 55 or older and have 10 or more years of service to Seller.

          SECTION 5.5. WARN Act. Purchaser agrees to provide any required notice under the WARN Act, and any similar statute and otherwise comply with any such statute with respect to any "plant closing" or "mass layoff", as defined under the WARN Act, or similar event, affecting
Transferred Employees and occurring after the Closing Date.
Purchaser shall indemnify and hold harmless Seller with respect to any liability under the WARN Act or any similar statute arising out of the actions of Purchaser or its Subsidiaries after the Closing, and Seller shall indemnify and hold harmless Purchaser with respect to any liability

                  Asset Purchase Agreement
under the WARN Act or any similar statute arising out of the actions of Seller or its Subsidiaries before the Closing.

          SECTION 5.6. 401(k) Plan. (a) Effective as of the
Closing Date, each Acquired Employee who was a participant in Seller's Defined Contribution Plan as of the Closing Date shall become a participant in Purchaser's 401(k) Plan
("Purchaser's 401(k) Plan") on the day following the Closing.

          (b) Upon forwarding by Purchaser to Seller of (i) a favorable determination letter issued by the Internal Revenue Service to the Purchaser to the effect that Purchaser's 401(k) Plan meets the requirements for qualification under section 401(a) of the Code, (ii) copies of signed plan amendments, if necessary in order for such plan to accept a transfer of account balances from Seller's Defined Contribution Plan, and after timely provision of any required notice; Seller shall as soon as practicable cause the following to be transferred from Seller's Defined Contribution Plan to Purchaser's 401(k) Plan.

          (i) Any promissory notes and related documents for any Acquired Employee's loans outstanding (as of the transfer date) in Seller's Defined Contribution Plan.

         (ii) Shares in the Cincinnati Milacron Stock Fund in Seller's Defined Contribution Plan having a fair market value equal to the aggregate value of the Acquired Employee's account balances in such fund in Seller's Defined Contribution Plan as of the transfer date.

Along with the foregoing, Seller shall cause a cash transfer to be made from Seller's Defined Contribution Plan to Purchaser's 401(k) Plan equal to the remaining aggregate value of Acquired Employees' account balances in Seller's Defined Contribution Plan as of the transfer date, it being understood that with respect to Acquired Employees' account balances in Subfund B of the Seller's Defined Contribution Plan, such amounts shall be transferred as soon as practicable and may be transferred as soon as practicable and may be transferred at a later time than the cash and stock transfers contemplated in this Section 5.6.

                  Asset Purchase Agreement

                         ARTICLE VI

                    Conditions Precedent

          SECTION 6.1. Conditions to Each Party's
Obligation. The obligation of Purchaser and Seller to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereby as of the Closing Date of each of the following conditions:

          (a) HSR and Other Approvals. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated, and all other material authorizations, consents, orders or approvals of, or regulations, declarations or filings with, or expirations of applicable waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated hereby shall have been obtained or filed or shall have occurred.

          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect or threatened by a governmental agency with a substantial likelihood of success.

          SECTION 6.2. Conditions to the Obligation of
Purchaser. The obligation of Purchaser to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereby as of the Closing Date of each of the following conditions:

          (a) Representations and Warranties. The
representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except as otherwise contemplated by this Agreement, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

          (b) Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by Seller under this Agreement prior to the Closing, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

                  Asset Purchase Agreement

          (c) Opinion of Seller's Counsel. Purchaser shall have received an opinion dated the Closing Date of Cravath, Swaine & Moore, or Wayne Taylor, General Counsel to Seller, reasonably satisfactory to Purchaser and its counsel, substantially in the form of Exhibit A hereto.

          (d) Bills of Sale; Deeds. Seller shall have delivered to Purchaser bills of sale conveying the personal property included in the Acquired Assets, in each case in form and substance reasonably satisfactory to Purchaser and its counsel and a duly executed and acknowledged limited warranty deed conveying good and marketable fee title to the Owned Property subject only to Permitted Liens and those matters referred to in items (B), (C) and (D) of Section 3.1(g) which do not violate the representation with respect thereto therein contained, and Purchaser shall have obtained title insurance with respect thereto; provided Purchaser shall have used reasonable efforts to obtain such title insurance by December 30, 1995.

          (e) UK Agreement. The actions contemplated under the UK Agreement to occur at the closing under that agreement shall occur simultaneously with or prior to the Closing.

          (f) Supply Agreement. Seller shall have delivered to Purchaser a duly executed Electronic Controls Supply
Agreement in the form of Exhibit C hereto.

          (g) Withholding Certificate. Seller shall have delivered to Purchaser a duly executed certificate certifying that the sale of the Acquired Assets is exempt from withholding under Section 1445 of the Code.

          (h) License Agreements. Seller shall have delivered to Purchaser a duly executed Retrofit License
Agreement in the form of Exhibit F hereto.

          (i) Material Consents. Seller shall have delivered to Purchaser the consents described in Schedule 6.2(i) hereto.

          (j) Other Documents. Seller shall have furnished to Purchaser such other documents relating to Seller's corporate existence and authority (including, without limitation, copies of resolutions of the board of directors of Seller), absence of Liens, and such other matters as Purchaser or its counsel may reasonably request.

          (k) Acceptance by Purchaser's Counsel. The form and substance of all legal matters contemplated hereby and

                  Asset Purchase Agreement
of all documents delivered hereunder shall be acceptable to Shumaker, Loop & Kendrick, counsel to Purchaser.

          SECTION 6.3. Conditions to the Obligation of
Seller. The obligation of Seller to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereby as of the Closing Date of each of the following conditions:

          (a) Representations and Warranties. The
representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except as otherwise contemplated by this Agreement, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

          (b) Performance of Obligations of Purchaser.
Purchaser shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by it under this Agreement prior to the Closing, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

          (c) Opinion of Purchaser's Counsel. Seller shall have received an opinion dated the Closing Date of James E.
Kline, Esq., General Counsel to Purchaser, reasonably satisfactory to Seller and its counsel, substantially in the form of Exhibit B hereto.

          (d) License Agreements. Purchaser shall have delivered to Seller a duly executed MCL License Agreement and Controls License Agreement in the form of Exhibits D and E, respectively, hereto.

          (e) UK Agreement. The actions contemplated under the UK Agreement to occur at the closing under that agreement shall occur simultaneously with or prior to the Closing.

          (f) Supply Agreement. Purchaser shall have delivered to Seller a duly executed Electronic Controls
Supply Agreement in the form of Exhibit C hereto.

          (g) Acceptance by Seller's Counsel. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be acceptable to Cravath, Swaine & Moore, counsel to Seller.

                  Asset Purchase Agreement

                         ARTICLE VII

              Termination, Amendment and Waiver

          SECTION 7.1. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing, (i) by mutual written consent of Seller and Purchaser, (ii) by Seller or Purchaser if the UK Agreement is terminated or (iii) by Seller or Purchaser, if the Closing does not occur on or prior to January 15, 1996; provided, however, that the party seeking termination pursuant to clause (ii) or (iii) above is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (b) In the event of termination by Seller or Purchaser pursuant to this Section 7.1, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

          (i) Each of Purchaser and Seller shall promptly return (or destroy with a certificate of destruction) to the other party all documents and other material received from the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

          (ii) all confidential information received by Purchaser or Seller with respect to the businesses of the other party shall be treated in accordance with
     Section 4.3 hereto, which shall remain in full force and effect notwithstanding the termination of this Agreement.

          (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 7.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 4.3 relating to the obligation of Purchaser and Seller to keep confidential certain information and data obtained by it, (ii) this Section 7.1,
(iii) Section 9.09 relating to publicity and (iv) Section
9.10 regarding certain expenses. Nothing in this Section 7.1 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

                  Asset Purchase Agreement

          SECTION 7.2. Amendments and Waivers. This
Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Purchaser or Seller may, by an instrument in writing signed on behalf of such party, waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.


                        ARTICLE VIII

                       Indemnification

          SECTION 8.1. Indemnification by Seller. Seller hereby agrees to indemnify Purchaser and its affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any loss, liability, claim, damage or expense (and including reasonable legal fees and expenses; individually a "Loss" and collectively "Losses"), as incurred (payable quarterly upon written request), for or on account of or arising from or in connection with or otherwise with respect to any Excluded Liabilities or any breach of any covenant, obligation, agreement or representation or warranty of Seller contained in this Agreement or in any Ancillary Agreement (other than the Electronic Controls Supply Agreement); provided, however, that Seller shall not have any liability under this Section
8.1 with respect to any breach of a representation or warranty under Article III hereof, other than representations and warranties contained in Sections 3.1(a) and 3.1(b), except to the extent that the aggregate of all such Losses (outside of Losses payable under Section 8.3) exceeds $1,000,000, and then only to the extent of such excess; and provided further, however, that the total indemnification to be paid by Seller (outside of Losses payable under Section 8.3) under or in respect of any breach of a representation or warranty contained in this Agreement under Article III hereof, other than representations and warranties contained in Section 3.1(a) and 3.1(b), shall not in any event exceed $50,000,000.

          Purchaser acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the Ancillary Agreements (other than the Electronic Controls Supply Agreement) shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, Purchaser hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Seller

                  Asset Purchase Agreement
arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation.

          SECTION 8.2. Indemnification by Purchaser.
Purchaser hereby agrees to indemnify Seller and its affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from any Loss, as incurred (payable quarterly upon written request), for or on account of or arising from or in connection with or otherwise with respect to any Assumed Liabilities or any breach of any covenant, obligation, agreement or representation or warranty of Purchaser or Purchaser Subsidiary contained in this Agreement or in any Ancillary Agreement (other than the Electronic Controls Supply Agreement); provided, however, that Purchaser shall not have any liability under this
Section 8.2 with respect to any breach of a representation or warranty under Article III hereof, other than representations and warranties contained in Sections 3.2(a) and 3.2(b), except to the extent that the aggregate of all such Losses exceeds $1,000,000, and then only to the extent of such excess; and provided further, however, that the total indemnification to be paid by Purchaser under or in respect of any breach of a representation or warranty contained in this Agreement under Article III hereof, other than representations and warranties contained in Section 3.2(a) and 3.2(b), shall not in any event exceed $50,000,000.

          Seller acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the Ancillary Agreements (other than the Electronic Controls Supply Agreement) shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, Seller hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Purchaser or its Subsidiaries arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation.

          SECTION 8.3. Environmental Indemnification. (a) Subject to the provisions of Section 4.21 and the further provisions of this Section 8.3, Seller agrees to indemnify and hold harmless Purchaser and its affiliates and their respective officers, directors, employees, stockholders, agents and representatives, from any and all Environmental Liabilities, whenever asserted or incurred, arising out of or relating to (i) any condition existing on the Indemnified Property as of or prior to the Closing Date and (ii) Hazardous Substances generated at the Indemnified

                  Asset Purchase Agreement

Property but disposed of outside the Indemnified Property prior to the Closing Date (collectively, "Environmental Claims"). "Environmental Liabilities" means all liabilities, obligations (including obligations to respond to, investigate and remediate conditions caused by any Hazardous Substances), responsibilities, losses, damages, deficiencies, punitive damages, treble damages, fines, penalties, costs, expenses (including reasonable attorneys' fees), interest, bonds, security or other financial assurance, resulting from any claim or demand under the authority of or based upon any Environmental Law.

          (b) Seller shall not be required to indemnify Purchaser or any other Person under Section 8.3(a) until the aggregate of all amounts paid by Purchaser or Purchaser UK Subsidiary for which indemnity would otherwise be due under such Section or the corresponding Section of the UK Agreement exceeds $1,000,000, and then only to the extent of such excess; provided, however, that Seller shall not be required to indemnify Purchaser under Section 8.3(a) for any Environmental Liabilities incurred in connection with a breach by Purchaser of the covenant in Section 4.21 or the corresponding Section of the UK Agreement.

          (c) Neither Purchaser nor any other Person shall be entitled to make any claim for indemnification under
Section 8.3(a) after the fifth anniversary of the Closing Date; provided, however, that any such matter as to which a claim has been asserted by notice to Seller that is pending or unresolved on the last date for which a claim for indemnification may be made shall continue to be covered by this Section until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

          (d) Purchaser shall indemnify and hold harmless Seller and its affiliates and their respective officers, directors, employees, stockholders, agents and representatives from any Environmental Claim with respect to which Seller is not obligated to indemnify Purchaser as a result of the operation of Section 8.3(b).

          SECTION 8.4. Losses Net of Insurance, etc. The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts recovered by the Person indemnified pursuant to this
Article VIII (the "Indemnified Party") under insurance policies with respect to such Loss and shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt or accrual

                  Asset Purchase Agreement
of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the payment of any such Loss. Any indemnification payment hereunder shall initially be made (i) in the case of net
Tax costs or benefits, without regard to this paragraph and shall be increased or reduced to reflect any such net
Tax cost (including gross-up) or net Tax benefit only after the Indemnified Party has actually realized such cost or benefit, and (ii) in the case of insurance amounts not yet recovered, without taking into account such unrecovered insurance amounts, with a future payment to be made by the Indemnified Party to the Indemnifying Party upon the recovery of, and in the amount of, any such insurance amounts. For purposes of this Agreement, an Indemnified Party shall be deemed to have "actually realized" a net Tax cost or net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Party is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnified Party would be required to pay but for the receipt of the indemnity payment or the payment of such Loss.

          SECTION 8.5. Indemnification Procedures. With respect to third party claims, all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 8.5.
In the event that any written claim or demand for which an Indemnifying Party, Seller or Purchaser as the case may be (an "Indemnifying Party"), would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 15 days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying
Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible
(which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice");
provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure
(except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). The
Indemnifying Party shall have 45 days from the personal delivery or mailing of the Claim Notice (the "Notice
Period") to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not it

                  Asset Purchase Agreement
desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying
Party. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense;
provided, however, that the Indemnifying Party shall not cease to defend, settle or otherwise dispose of any Claim without the prior written consent of the Indemnified Party if as a result thereof the Indemnified Party could become subject to injunctive or other equitable relief or the business of the Indemnified Party could be materially adversely affected in any nonmonetary manner. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. The
Indemnified Party shall not settle a claim or demand for which it is indemnified by the Indemnifying Party without the written consent of the Indemnifying Party. The assumption of the defense or the settlement or other disposal of any claim by the Indemnifying Party shall not prejudice in any way the right of such Indemnifying Party to challenge and defend against the Indemnified Party's assertion of a right to indemnification under this Agreement. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The
Indemnified Party shall use its reasonable efforts in the defense of all such claims.

          SECTION 8.6. Adjustment to Purchase Price. Seller and Purchaser shall treat any indemnity payment under this agreement as an adjustment to the Purchase Price for Tax purposes, unless a final determination with respect to the Indemnified Party causes any such payment not to be

                  Asset Purchase Agreement
treated as an adjustment to the Purchase Price for United
States Federal income Tax purposes.


                         ARTICLE IX

                     General Provisions

          SECTION 9.1. Notices. All notices and other communications hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed, or telefaxed:

          (a) if to Purchaser, to:

          Vickers E.S.D., Inc.
          3000 Strayer
          Maumee, Ohio 43537-0050
          Phone: (419) 867-2200
          Fax: (419) 867-2649
          Attention of John Weber

          with a copy to:

          Trinova Corporation
          3000 Strayer
          Maumee, Ohio 43537-0050
          Attention of:  James E. Kline, Esq.
          Phone:  (419) 867-2340
          Fax:  (419) 867-2209

          with a copy to:

          Shumaker, Loop & Kendrick
          North Courthouse Square
          1000 Jackson
          Toledo, Ohio 43624
          Phone:  (419) 241-9000
          Fax:  (419) 241-6894
          Attention of Lyman F. Spitzer, Esq.

          (b) if to Seller, to:

          Cincinnati Milacron Inc.
          4701 Marburg Avenue
          Cincinnati, Ohio 45209
          Phone:  (513) 841-8287
          Fax:  (513) 841-7166
          Attention of Wayne F. Taylor, Esq.

                  Asset Purchase Agreement
          with a copy to:

          Cravath, Swaine & Moore
          Worldwide Plaza
          825 Eighth Avenue
          New York, NY 10019-7475
          Phone:  (212) 474-1000
          Fax:    (212) 474-3700
          Attention of James M. Edwards, Esq.


Each such notice, request or other communication shall be given (i) by hand delivery, (ii) by nationally recognized courier service or (iii) by telefax, receipt confirmed. Each such notice, request or communication shall be effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this
Section 9.1 (or in accordance with the latest unrevoked written direction from such party) and (ii) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section 9.1 (or in accordance with the latest unrevoked written direction from such party), and the appropriate confirmation is received.

          SECTION 9.2. Interpretation. (a) When a reference is made in this Agreement to a Section, Appendix, Schedule or Exhibit, such reference shall be to a Section, Appendix, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "included", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". All accounting terms not defined in this Agreement or in the notes to the Financial Statements shall have their meanings under GAAP.

          (b) When a reference is made in this Agreement "to the knowledge of Seller" or "to Seller's knowledge" or "to the knowledge of Purchaser" or "to Purchaser's knowledge", such reference shall mean to the knowledge of certain employees of Seller or Purchaser as the case may be, listed on Schedule 9.2, after reasonable inquiry of persons under their supervision whom they believe will have relevant knowledge.

          SECTION 9.3. Survival of Representations and
Warranties. The representations and warranties in this Agreement, the Ancillary Agreements (other than the
Electronic Controls Supply Agreement) or on any instrument

                  Asset Purchase Agreement
delivered pursuant to this Agreement shall survive for a period of 24 months from the Closing Date; provided, however, that the representations and warranties under Sections 3.1(a), 3.1(b), 3.1(f) and 3.1(g) (but Sections
3.1(f) and 3.1(g) only with respect to title) shall survive the Closing with no expiration date. This Section 9.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

          SECTION 9.4. Severability. The provisions of this
Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction,
(a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          SECTION 9.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.

          SECTION 9.6. Entire Agreement; No Third Party
Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          SECTION 9.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

          SECTION 9.8. Schedules. The disclosure of any matter in any schedule to this Agreement shall be deemed to

                  Asset Purchase Agreement
be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by Seller or Purchaser, or to otherwise imply, that any such matter is material for purposes of this Agreement.

          SECTION 9.9. Publicity. So long as this Agreement is in effect, neither Seller nor Purchaser shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or withdrawn, except as may be required by law or the regulations of any securities exchange. Any party hereto that is required to make a public announcement shall promptly notify the other party hereto and shall allow the other party hereto to comment on the text of such announcement.

          SECTION 9.10. Expenses. Whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expense.

          SECTION 9.11. Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, except that any party may assign all its rights and obligations to the assignee of all or substantially all of the assets of such party or of a division or business unit of such party, provided that such party shall in no event be released from its obligations hereunder without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be

                  Asset Purchase Agreement
enforceable by the parties and their respective successors and assigns.

          SECTION 9.12. Transitional Services Agreement. The parties agree that as soon as practicable following the date hereof, the parties hereto shall enter into a transitional services agreement for transitional services that are reasonable and customary for this type of transaction, which services shall be provided by Seller to Purchaser.


          IN WITNESS WHEREOF, SELLER and PURCHASER have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                              CINCINNATI MILACRON INC.

                                by
                                  -------------------------
                                  Name:
                                  Title:


                              TRINOVA CORPORATION

                                by
                                  -------------------------
                                  Name:
                                  Title:

                        Asset Purchase Agreement

                         Appendix A

               As used in the Agreement, the following terms shall have the following meanings:

                 "Account Designation Notice" shall have the meaning set forth in Section 1.4.

            "Acquired Assets" shall have the meaning set forth in Section 1.2(a).

            "Acquired Books and Records" shall mean all Books and Records located at the South Lebanon Plant.

            "Acquired Contracts" shall mean all Contracts to which Seller is a party or by which Seller is bound that primarily relate to, arise primarily out of or are used primarily in connection with the Transferred Business.

             "Acquired Employees" shall mean all Transferred
Employees who accept Purchaser's offer of employment.

             "Acquired Intellectual Property" shall mean all Intellectual Property owned by Seller that primarily relates to, arises primarily out of or is used primarily in connection with the operations of the Transferred Business.

            "Acquired Inventory" shall mean all Inventory on the Closing Date other than Excluded Inventory.

            "Acquired Know-how" shall mean all Know-how owned by Seller that primarily relates to, arises primarily out of or is used primarily in connection with the operations of the Transferred Business.

            "Acquired Permits" shall mean all Permits owned by Seller that primarily related to, arise primarily out of or are used primarily in connection with the operations of the Transferred Business.

               "Acquired Plan Assets" shall mean all account balances and other assets (including stock accounts) of Acquired Employees in Seller's Defined Contribution Plan.

            An "affiliate" of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. "Control" shall have the meaning specified in Rule 12b-2 under the Exchange Act.

                  Asset Purchase Agreement

          "Agreement" shall mean this Asset Purchase
Agreement dated as of December 15, 1995, between Seller and Purchaser, including the Schedules, Exhibits and the Appendices hereto, as it may be amended from time to time.

          "Ancillary Agreements" shall mean the Electronic
Controls Supply Agreement, the MCL License Agreement, the
Retrofit License Agreement and the Controls License
Agreement;

          "Appraiser" shall have the meaning set forth in
Section 1.6.

          "Assumed Liabilities" shall have the meaning set forth in Section 1.3(a).

          "Balance Sheet" shall have the meaning set forth in Section 3.1(c).

          "Base Net Asset Value" shall mean the difference between (x) the total assets shown on the Projected Balance
Sheet and (y) the total liabilities shown on the Projected
Balance Sheet, excluding any deferred tax assets and deferred tax liabilities.

          "Benefit Plans" shall have the meaning set forth in Section 3.1(n).

          "Books and Records" shall mean all books, ledgers, files, invoices, customers' and suppliers' lists and operating records related to or used in connection with the Transferred Business (other than any Federal or state income or franchise Tax Return of Seller).

          "Claim Notice" shall have the meaning set forth in
Section 8.5.

          "Closing" shall have the meaning set forth in
Section 2.1.

          "Closing Date" shall have the meaning set forth in
Section 2.1.

          "Closing Date Balance Sheet" shall mean the asset and liability statement prepared, or caused to be prepared, by Seller in accordance with Section 1.5(b) hereof.

          "Closing Date Net Asset Value" shall mean the difference between (x) the total assets shown on the Closing Date Balance Sheet properly prepared in accordance with
Section 1.5 and (y) the total liabilities shown on such



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                                                          51



Closing Date Balance Sheet, excluding any deferred tax assets and deferred tax liabilities.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Contracts" shall mean all contracts, leases, indentures, agreements, commitments and all other legally binding arrangements, whether oral or written.

          "Controls License Agreement" shall mean a license agreement between Seller and Purchaser granting Seller a royalty-free license to use Acquired Intellectual Property and Acquired Know-how in machine control products, other than those purchased by Seller under the Electronic Controls Supply Agreement, and which are applied to Machines used or distributed by Seller.

          The "CPA Firm" shall mean Arthur Andersen LLP or such other firm of independent public accountants as to which Seller and Purchaser shall mutually agree.

          "Division" shall mean the Electronic Systems
Division of Seller which carries on business at and from the South Lebanon Plant.


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                        Asset Purchase Agreement

          "Electronic Controls" shall mean electronic computer controls and associated Division developed software for such electronic computer controls.

          "Electronic Controls Supply Agreement" shall mean the supply and services agreement between Seller and Purchaser granting Seller a supply arrangement for Electronic Controls.

          "Environmental Claims" shall have the meaning set forth in Section 8.3.

          "Environmental Laws" means any applicable laws, regulations, orders or decrees issued, promulgated or entered into by any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the production, use, storage, labeling, transportation, management or disposal of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq. ("CERCLA"), the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder.

          "Environmental Liabilities" shall have the meaning set forth in Section 8.3.

          "Environmental Permits" means all permits, licenses or authorizations from any Governmental Entity required under Environmental Laws for the operation of the Transferred Business.

          "Equipment" shall mean all equipment of Seller, other than Excluded Assets, that primarily relate to, arise primarily out of or is used primarily in connection with the Transferred Business.

          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

          "Exchange Act" shall mean the Securities Exchange
Act of 1934, as amended.

          "Excluded Assets" shall have the meaning set forth in Section 1.2(b).



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                  Asset Purchase Agreement

          "Excluded Books and Records" shall mean all Books and Records not primarily related to the Transferred
Business.

          "Excluded Inventory" shall mean all Inventory recorded in a manner consistent with past practice on the face of a balance sheet of a division or subsidiary of Seller other than the Division on the Closing Date.

          "Excluded Liabilities" shall have the meaning set forth in Section 1.3(b).

          "Excluded Plan Assets" shall mean all Plan Assets and all assets held in trust under Seller's Defined
Contribution Plan other than for Acquired Employees.

          "Excluded Tax Liabilities" shall mean all obligations or liabilities of Seller for (A) Taxes attributable to the Transferred Business for taxable periods ending on or before the Closing Date or related to any income or gain from the transactions contemplated by this Agreement or any deferred gain on any intercompany transactions and (B) Taxes attributable to the Transferred Business for the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date (in each case, other than the Real Property Tax Liabilities). For purposes of calculating the amount of Taxes described in clause (B) of the preceding sentence, the Tax liabilities attributable to any such portion shall be
(i) in the case of any personal and intangible property Tax, the amount of any such Tax for the entire taxable period multiplied by a fraction, the denominator of which is the number of days during such taxable period and the numerator of which is the number of days in such portion and (ii) in the case of any other Tax (other than a Real Property Tax Liability), the amount of any such Tax attributable to the activities of the Transferred Business occurring on or before the Closing Date.

          "GAAP" shall mean United States generally accepted accounting principles.

          "Governmental Entity" shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

          "Hazardous Substances" means all hazardous or toxic substances, wastes or chemicals, petroleum (including petroleum, crude oil or any fraction or by-product thereof) regulated pursuant to any Environmental Law.




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                  Asset Purchase Agreement

          "Hilpert and Herco Claims" shall have the meaning set forth in Section 1.3(b)(xi).

          "HSR Act" shall mean the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended.

          "Indemnified Party" shall have the meaning set forth in Section 8.4.

          "Indemnifying Party" shall have the meaning set forth in Section 8.5.

          "Indemnified Property" shall have the meaning set forth in Section 4.21.

          "Intellectual Property" shall mean the (i)
Patents, (ii) Trademarks, (iii) Trade Names, (iv) copyrights, (v) service marks, (vi) shop rights and (vii) license rights.

          "Inventory" means all raw materials, work in process, finished goods, supplies, parts and other inventories held by Seller or any of its affiliates at any location primarily related to the Transferred Business.

          "Know-how" shall mean all trade secrets, know-how
(including product know-how and use and application know-how), formulas, processes, product designs, specifications, quality control procedures, manufacturing, engineering and other drawings, technology, technical information, safety information, lab journals, engineering data and design and engineering specifications, research records, market surveys and all promotional literature, customer and supplier lists and similar data.

          "Leased U.S. Property" shall have the meaning set forth in Section 3.1(g).

          "Lien" shall mean any mortgage, claim, charge, lien, security interest, easements, rights-of-way, pledges or other encumbrance.

          "Lockheed Contract" shall mean the purchase orders issued by Lockheed Aeronautical Systems Company Nos.
ADV3H2330 and ADV2T7150, both dated August 1, 1990.

          "Loss" shall have the meaning set forth in
Section 8.1.

          "Machine" shall mean plastics machinery and machine tools.




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                  Asset Purchase Agreement

          "Material Contract" shall mean (A) the Contracts listed on Schedule 3.1(k)(1) and (B) the Contracts listed on
Schedule 3.1(k)(2) that involve an amount in excess of $150,000.

          "Material Know-how" shall have the meaning set forth in Section 3.1(i).

          "MCL License Agreement" shall mean the license agreement between Purchaser and Seller granting Seller a royalty-free license to use Purchaser's technology primarily related to Mechanism Control Language.

          "Mechanism Control Language" shall mean the programmable logic controller programming language and related interpreter software supplied by the Division for Electronic Controls.

          "Notice Period" shall have the meaning set forth in Section 8.5.

          "Owned Property" shall have the meaning set forth in Section 3.1(g).

          "Patents" shall mean patents (including all reissues, reexaminations, divisions, continuations, continuations in part and extensions thereof), patent applications and patent disclosures docketed and all other patent rights.

          "Permits" shall mean all permits, licenses, franchises, approvals and authorizations by governmental or regulatory authorities or bodies.

          "Permitted Liens" shall have the meaning set forth in Section 3.1(f).

          "Person" shall mean any individual, corporation, partnership, joint venture, trust, business association, organization, Governmental Entity or other entity.

          "Plan Assets" shall mean all assets held in trust under Seller's Defined Benefit Plan.

          "Projected Balance Sheet" shall have the meaning set forth in Section 1.5(a) hereto.

          "Purchase Price" shall have the meaning set forth in Section 1.4.



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                  Asset Purchase Agreement

          "Purchase Price Adjustment Amount" shall have the meaning set forth in Section 1.5(e).

          "Purchaser" shall have the meaning set forth in the heading of the Agreement.

          "Purchaser's Objection" shall have the meaning set forth in Section 1.5(c).

          "Purchaser's 401(k) Plan" shall have the meaning set forth in Section 5.6.

          "Purchaser Subsidiary" shall mean Vickers E.S.D.,
Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser.

          "Purchaser UK Subsidiary" shall mean Trinova
Limited.

          "Real Property Tax Liabilities" shall mean all obligations or liabilities for real property Taxes attributable to the Transferred Business for all taxable periods.

          "Report" shall have the meaning set forth in
Section 1.6.

          "Retiree" shall mean any person who at the time of his or her retirement was employed by Seller principally in connection with the Transferred Business.

          "Retrofit License Agreement" shall mean the license agreement between Seller and Purchaser granting
Purchaser a royalty-free license to use Seller's Retrofit
Technology.

          "Retrofit Technology" shall mean the know-how and proprietary and/or confidential information of Seller set forth in the Machine Application Documentation (as that term is defined in the Retrofit License Agreement).

          "Return" shall mean any return (including information returns), report, declaration or statement relating to Taxes and filed with a taxing authority, including any schedule or attachment thereto or amendment thereof.

          "Scheduled Real Property" shall mean all real property, leaseholds and other interests in real property of Seller listed in Schedule 3.1(g)(1) or 3.1(g)(2), in each case together with its right, title and interest in all



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                  Asset Purchase Agreement
buildings, improvements, fixtures and all other appurtenances thereto.

          "SEC" shall mean the Securities and Exchange
Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Seller" shall have the meaning set forth in the heading of the Agreement.

          "Seller's Defined Benefit Plan" shall mean the
Cincinnati Milacron Retirement Plan.

          "Seller's Defined Contribution Plan" shall mean the Cincinnati Milacron Performance Dividend and Savings
Plan.

          "Seller's Names" shall have the meaning set forth in Section 4.8.

          "Selling Subsidiary" shall mean Cincinnati
Milacron U.K. Limited, a company organized under the laws of England and Wales and a wholly-owned subsidiary of Seller.

          "South Lebanon Plant" shall mean the Seller's plant located in South Lebanon, Ohio.

          "Storage Tank" shall mean the underground storage tank and any related piping systems formerly used for the storage of #2 fuel oil at the South Lebanon Plant.

          "Subsidiary" shall mean, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than 50% of the voting shares or other similar interests.

          "Tax" or "Taxes" shall mean all Federal, state, local, foreign or other governmental taxes, assessments, duties, fees, levies or similar charges of any kind, including all income, profit, franchise, environmental, excise, property, occupation, use, intangibles, sales, payroll, employment, withholding and other taxes, and including all interest, penalties and additions imposed with respect to such amounts.

          "Tax Claims" shall mean all rights to claims available to, or being pursued by, Seller for (A) refunds of Taxes attributable to the Transferred Business for taxable



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                  Asset Purchase Agreement
periods ending on or before the Closing Date and (B) refunds of Taxes attributable to the Transferred Business for the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date. For purposes of calculating the amount of refunds of Taxes described in clause (B) of the preceding sentence, the refunds of Taxes attributable to any such portion shall be
(i) in the case of any refund of any real, personal and intangible property Tax, the amount of any such refund for the entire taxable period multiplied by a fraction, the denominator of which is the number of days during such taxable period and the numerator of which is the number of days in such portion and (ii) in the case of any refund of any other Tax, the amount of any refund of Taxes attributable to the activities of the Transferred Business occurring on or before the Closing Date.

          "Trademarks" shall mean trademarks, registrations thereof, pending applications therefor and such unregistered rights as may exist through use.

          "Trade Names" shall mean trade names, brand marks, trade dress, brand names, logos and all other names and slogans embodying business or product goodwill for which no trademark registration has been obtained and for which no application is pending.

          "Transfer Taxes" shall mean all transfer, documentary, sales, use, registration and other similar Taxes (including all applicable real estate transfer Taxes) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with the Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the transfer of the Acquired Assets to Purchaser or Purchaser Subsidiary (or any permitted assignee of the foregoing).

          "Transferred Business" shall mean all the business conducted by the Division at the South Lebanon Plant inclusive of the Acquired Assets and Assumed Liabilities and excluding the Excluded Liabilities and Excluded Assets.

          "Transferred Employee" shall mean each person who on the Closing Date is employed by Seller principally in connection with the Transferred Business, including any such person receiving disability benefits, on leave under the Family and Medical Leave Act of 1993 or otherwise on leave from actual employment, but not including any person on long term disability leave, each of which is listed on Schedule
5.1. For purposes of this definition, an employee that devotes 80% or more of his or her work time in



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                  Asset Purchase Agreement
connection with the Transferred Business shall be deemed to be employed principally in connection with the Transferred
Business.

          "UK Agreement" shall mean the Asset Purchase
Agreement dated as of December 15, 1995, between Selling
Subsidiary and Purchaser UK Subsidiary whereby the selling
Subsidiary will sell certain assets and transfer certain liabilities to the Purchaser UK Subsidiary.

          "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as the same may be amended from time to time.